EXHIBIT  11


                            THE GYMBOREE CORPORATION
                         COMPUTATION OF INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             13 WEEKS ENDED
                                                             --------------
                                                         MAY 1,          MAY 2,
                                                          1999            1998
                                                         -------         -------
NET INCOME                                               $ 4,785         $ 4,148
                                                         =======         =======

Weighted average number of shares
 outstanding during the period:

Common Stock                                              24,258          24,110

Add incremental shares from assumed
 exercise of stock options                                   159             127
                                                         -------         -------

Weighted average common and common
 equivalent shares outstanding                            24,417          24,237
                                                         =======         =======

BASIC INCOME PER SHARE                                   $  0.20         $  0.17
                                                         =======         =======

DILUTED INCOME PER SHARE                                 $  0.20         $  0.17
                                                         =======         =======